EXHIBIT 5.1

[Beckman Coulter, Inc. Letterhead]

December 8, 2008

Beckman Coulter, Inc.

4300 N. Harbor Boulevard

Fullerton, California 92834-3100

Re:    Registration of Securities of Beckman Coulter, Inc.

Ladies and Gentlemen:

In connection with the registration of up to 500,000 shares of Common Stock of Beckman Coulter, Inc., a Delaware corporation (the “Company”), par value $0.10 per share (the “Shares”), and additional participating preferred stock rights pursuant to the Stockholder Protection Rights Agreement, dated as of February 4, 1999, between the Company and First Chicago Trust Company of New York, as rights agent (the “Rights”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, such Shares and such related Rights to be issued or delivered pursuant to the Beckman Coulter, Inc. Savings Plan, as amended and restated (the “Plan”), you have requested my opinion set forth below.

In my capacity as counsel, I have examined originals or copies of those corporate and other records of the Company I considered appropriate.

On the basis of such examination and my consideration of those questions of law I considered relevant, and subject to the limitations and qualifications in this opinion, I am of the opinion that (1) the Shares and related Rights have been duly authorized by all necessary corporate action on the part of the Company, (2) when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, the Rights will be validly issued, and (3) when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, and upon payment for and delivery of the Shares as contemplated in accordance with the Plan, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

I consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ Arnold A. Pinkston
Arnold A. Pinkston,
Senior Vice President, General Counsel and Secretary